NVE Corporation Reports First Quarter Fiscal 2007 Results
Product sales increase 71%; net income more than doubles

EDEN PRAIRIE, Minn.--July 19, 2006--NVE Corporation (Nasdaq: NVEC) today announced financial results for the quarter ended June 30, 2006.

Product sales for the quarter increased 71% over the prior-year quarter to $3.05 million from $1.78 million. Total revenue, which consisted of product sales and contract research and development revenue, increased 20% to $3.64 million for the first quarter of fiscal 2007 from $3.03 million for the prior-year quarter. Net income for the quarter was $891,806 or $0.19 per diluted share, compared to $412,649 or $0.09 per diluted share for the prior-year quarter. Net income for the quarter ended June 30, 2006 included the effect of $2,569 in non-cash stock-based compensation due to the implementation of SFAS 123(R). Net income for the first quarter of fiscal 2007 also included a $473,241 non-cash provision for income taxes compared to $240,468 for the prior-year quarter.

"We are pleased to report another quarter of record product sales and profits," said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. "Gross profit margin increased to 61% and operating margin to 36%. Cash plus investments increased by $897,880 during the quarter, and we retired all of our debt."

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic sensors and couplers to revolutionize data sensing and transmission.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in continued profitability, risks associated with our reliance on several large customers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC.

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                         NVE CORPORATION
                       STATEMENTS OF INCOME
        QUARTERS ENDED JUNE 30, 2006 AND 2005 (Unaudited)

                                               Quarter Ended June 30
                                                2006           2005
                                            ------------   ------------
Revenue
  Product sales                             $ 3,053,328    $ 1,784,250
  Contract research and development             581,867      1,241,298
                                            ------------   ------------
Total revenue                                 3,635,195      3,025,548

Cost of sales                                 1,399,821      1,681,118
                                            ------------   ------------
Gross profit                                  2,235,374      1,344,430

Expenses
  Research and development                      530,612        376,800
  Selling, general, and administrative          406,732        409,594
                                            ------------   ------------
Total expenses                                  937,344        786,394
                                            ------------   ------------

Income from operations                        1,298,030        558,036

Interest income                                 111,906         68,319
Interest expense                                   (589)        (2,053)
Other income                                       -            30,815
                                            ------------   ------------
Income before taxes                           1,409,347        655,117

Provision for income taxes                      517,541        242,468
                                            ------------   ------------
Net income                                  $   891,806    $   412,649
                                            ============   ============

Net income per share - basic                $      0.19    $      0.09
                                            ============   ============
Net income per share - diluted              $      0.19    $      0.09
                                            ============   ============

Weighted average shares outstanding
  Basic                                       4,616,588      4,569,861
  Diluted                                     4,693,075      4,683,151
Supplemental financial data
  Non-cash stock-based compensation         $     2,569    $      -
  Non-cash income tax expense               $   473,241    $   240,468

                               NVE CORPORATION
                                BALANCE SHEETS
                       JUNE 30, 2006 AND MARCH 31, 2006

                                                (Unaudited)
                                               June 30, 2006    March 31, 2006
                                               --------------   --------------
ASSETS
Current assets
  Cash and cash equivalents                    $   1,737,112    $   1,288,362
  Short-term investments                             749,295        1,248,103
  Accounts receivable, net of allowance for
    uncollectible accounts of $15,000              1,919,778        1,667,029
  Inventories                                      2,103,995        2,149,769
  Deferred tax assets                              1,593,096        1,576,472
  Prepaid expenses and other assets                  257,056          231,412
                                               --------------   --------------
Total current assets                               8,360,332        8,161,147
Fixed assets
  Machinery and equipment                          4,206,334        4,149,080
  Leasehold improvements                             413,482          413,482
                                               --------------   --------------
                                                   4,619,816        4,562,562
  Less accumulated depreciation                    3,443,755        3,319,651
                                               --------------   --------------
Net fixed assets                                   1,176,061        1,242,911
Long-term investments                              9,302,799        8,354,861
                                               --------------   --------------
Total assets                                   $  18,839,192    $  17,758,919
                                               ==============   ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $     287,593    $     399,762
  Accrued payroll and other                          431,779          470,392
  Deferred revenue                                     4,863           77,373
  Capital lease obligations                             -              33,281
                                               --------------   --------------
Total current liabilities                            724,235          980,808

Shareholders' equity
  Common stock                                        46,167           46,150
  Additional paid-in capital                      16,519,930       16,042,637
  Accumulated other comprehensive loss              (199,178)        (166,908)
  Retained earnings                                1,748,038          856,232
                                               --------------   --------------
Total shareholders' equity                        18,114,957       16,778,111
                                               --------------   --------------
Total liabilities and shareholders' equity     $  18,839,192    $  17,758,919
                                               ==============   ==============